AGREEMENT is to be effective as of the October 28, 2005 by and between Prestige Procurement and Networking Services Co., Ltd., maintaining its principal offices at Level 27 Bangkok City Tower 179/114-116 South Sathorn Road, Yannawa, Bangkok Thailand, and in Hong Kong ( hereinafter referred to as Prestige Asia ) and M Power Entertainment Inc. 432 Park Avenue South, Second Floor New York, NY 10016 United States of America Tel. 212-731-2310, Fax. 646-304-5504, ( hereinafter referred to as "Client").

                       W I T N E S E T H :

WHEREAS, Prestige Asia is engaged in the business of providing and rendering public relations and communications services and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, Client is desirous of retaining Prestige Asia for the purpose of retaining public relations and corporate communication services so as to better, more fully and more effectively deal and communicate with its shareholders and the investment banking community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Prestige Asia. Client herewith engages Prestige Asia and Prestige Asia agrees to render to Client public relations, communications, advisory and consulting services.

      A. The consulting services to be provided by Prestige Asia shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of client's activities and stimulate the investment community's interest in Client. Client acknowledges that Prestige Asia's ability to relate information regarding Client's activities is directly related to the information provided by Client to Prestige Asia.

      B. Client acknowledges that Prestige Asia will devote such time as is reasonably necessary to perform the services for client, having due regard for Prestige Asia's commitments and obligations to other business for which it performs consulting services.

Term and Termination. This Agreement shall be a period of four (4) months commencing on the effective date hereof. If the client does not cancel the contract during the term, the contract will automatically be extended for an additional three (3) months.

Treatment of Confidential Information. Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Prestige Asia in connection with Prestige Asia's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). Prestige Asia will not bound by foregoing limitation in the event (i) the Confidential Information is otherwise disseminated and becomes public information or (ii) Prestige Asia is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Prestige Asia of Other Clients. Client acknowledges and consents to Prestige Asia rendering public relations, consulting and/or communications services to other clients of Prestige Asia engaged in the same or similar business as that of Client.

Indemnification by Client as to information Provided to Prestige Asia. Client acknowledges that Prestige Asia, in the performance of its duties, will be
required to rely upon the accuracy and completeness of      information
supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnity, hold harmless and defend Prestige Asia, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Prestige Asia.

Independent Contractor. It is expressly agreed that Prestige Asia is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Prestige Asia or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment. This agreement shall not be assigned by either party without the written consent of the other party.

Compensation. Paid for by Knightsbridge Services in Full.

Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement. This writing constitutes the entire Agreement between the parties. This agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement shall be interpreted according to the laws of the state of California. By signing below all parties agree they have the authority to bind their respective companies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


PRESTIGE ASIA

   /s/ Shaan Kheffe                       10/31/2005
By:___________________________     Date:_________________________________
Mr. Shaan Kheffe
Director


    /s/ Sutida Suwunnavid                 10/31/2005
By:___________________________     Date:_________________________________
Ms. Sutida Suwunnavid
President


M Power Entertainment Inc.

    /s/ Gary F. Kimmons                  10/31/2005
By:__________________________     Date:_________________________________
Gary F. Kimmons
Chairman, President, CEO